UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Dropbox, Inc.
(Name of Registrant as Specified In Its Charter)

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DROPBOX, INC. 333 BRANNAN STREET SAN FRANCISCO, CALIFORNIA 94107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held at 9:30 am Pacific Time on Thursday, May 23, 2019

Dear Stockholders of Dropbox, Inc.:

We cordially invite you to attend the 2019 annual meeting of stockholders (the “Annual Meeting”) of Dropbox, Inc., a Delaware corporation, to be held on May 23, 2019 at 9:30 am Pacific Time, at our offices located at 333 Brannan Street, San Francisco, California 94107. You may also attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/DBX2019, where you will be able to listen to the meeting live, submit questions and vote online.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;
3.	To approve, on an advisory basis, the compensation of our named executive officers;
4.	To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 25, 2019 as the record date for the Annual Meeting. Stockholders of record on March 25, 2019 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

The accompanying proxy statement and our annual report can be accessed by visiting: www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

By order of the Board of Directors,

Andrew W. Houston
Chief Executive Officer, Co-Founder, and Chairman of the Board
San Francisco, California

April 9, 2019

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

TABLE OF CONTENTS (continued)

GENERAL INFORMATION

DROPBOX, INC.

PROXY STATEMENT
FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
to be held at 9:30 am Pacific Time on Thursday, May 23, 2019

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2019 annual meeting of stockholders of Dropbox, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 23, 2019 at 9:30 am Pacific Time, at our offices located at 333 Brannan Street, San Francisco, California 94107. You may also attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/DBX2019, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 9, 2019 to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our 2018 annual report can be accessed by following the instructions in the Notice.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You are being asked to vote on:

•	the election of eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;
•	a proposal to approve, on an advisory basis, the compensation of our named executive officers;
•	a proposal to approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of each director nominee named in this proxy statement;
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•	to hold future stockholder advisory votes on the compensation of our named executive officers every “ONE YEAR.”

How many votes are needed for approval of each proposal?

•	Proposal No. 1: Each director is elected by a plurality of the votes of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the eight nominees who receive the largest number of votes cast

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GENERAL INFORMATION (continued)

“for” such nominees are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “Withhold” on each of the nominees for election as a director.

•	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019, requires the affirmative “for” vote of a majority of the voting power of the shares of our common stock present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•	Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of at least a majority of the voting power of our common stock present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.
•	Proposal No. 4: For the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency (1-year, 2-years or 3-years) receiving the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be considered the frequency preferred by the stockholders. If you “Abstain” from voting on this proposal, it will have no effect on the outcome. Broker non-votes also will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

Who is entitled to vote?

Holders of our Class A and Class B common stock as of the close of business on March 25, 2019, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 238,878,368 shares of our Class A common stock outstanding and 187,280,291 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B are collectively referred to in this proxy statement as our “common stock.”

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

Are a certain number of shares required to be present at the Annual Meeting?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, in person (including

2        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

GENERAL INFORMATION (continued)

virtually) or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are five ways to vote:

•	by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 22, 2019 (have your Notice or proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 22, 2019 (have your Notice or proxy card in hand when you call);
•	by completing and mailing your proxy card (if you received printed proxy materials);
•	by attending the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/DBX2019, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website); or
•	by attending the Annual Meeting in person, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the annual meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the virtual Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;
•	completing and returning a later-dated proxy card;
•	notifying the Corporate Secretary of Dropbox, Inc., in writing, at Dropbox, Inc., 333 Brannan Street, San Francisco, California 94107; or
•	attending and voting, in person (including virtually), at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders        3

GENERAL INFORMATION (continued)

What do I need to do to attend the Annual Meeting?

Attending Virtually. You will be able to attend the Annual Meeting virtually, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/DBX2019. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 9:30 am Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:15 am Pacific Time, and you should allow ample time for the check-in procedures.

Stockholder of Record: Shares Registered in Your Name. If you were a stockholder of record at the close of business on the record date you may also attend the Annual Meeting in person. To attend the meeting in person, you must present valid government-issued photo identification (e.g., driver’s license or passport) for admission to the Annual Meeting.

Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner at the close of business on the record date, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the annual meeting even if you do not have a legal proxy. For in-person admission to the Annual Meeting, you must provide proof of beneficial ownership as of the record date (e.g., your most recent account statement reflecting your stock ownership as of the record date) and you must present valid government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Directions to the Annual Meeting may be found in the section entitled “Other Matters—Directions to Annual Meeting” below.

Will the annual meeting be webcast?

We are giving stockholders the option to attend the Annual Meeting virtually where they can listen to the audio of the meeting live via the Internet by visiting www.virtualshareholdermeeting.com/DBX2019.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Andrew W. Houston and Ajay V. Vashee have been designated as proxy holders by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 9, 2019 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

4        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

GENERAL INFORMATION (continued)

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:

Dropbox, Inc.
Attention: Investor Relations
333 Brannan Street
San Francisco, California 94107

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2020 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 11, 2019. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Dropbox, Inc.
Attention: Corporate Secretary
333 Brannan Street,
San Francisco, California 94107

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2020 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than January 25, 2020; and
•	not later than February 24, 2020.

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GENERAL INFORMATION (continued)

In the event that we hold the 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2020 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to the 2020 annual meeting of stockholders; or
•	the 10th day following the day on which public announcement of the date of the 2020 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation or Nomination of Director Candidates

Holders of 1% of our fully diluted capitalization for at least 12 months prior to the submission of the recommendation may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

6        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors. Our board of directors consists of eight directors, six of whom qualify as “independent” under the listing standards of the NASDAQ Global Select Market (“Nasdaq”). Until the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, we will have a single class of directors who are each elected for one-year terms and until their successors are duly elected and qualified. When the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class.

The following table provides summary information about each of our director nominees as of March 15, 2019:

Name	Age	Position	Director Since	Independent
Andrew W. Houston	36	Chief Executive Officer, Co-Founder, and Chairman	2007	No
Arash Ferdowsi	33	Co-Founder and Director	2007	No
Donald W. Blair(1)	60	Director	2017	Yes
Paul E. Jacobs(3)	56	Director	2016	Yes
Robert J. Mylod, Jr.(2)(5)	52	Director	2014	Yes
Condoleezza Rice(4)(6)	64	Director	2014	Yes
R. Bryan Schreier(1)(2)	40	Director	2009	Yes
Margaret C. Whitman(7)	62	Director	2017	Yes
(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
(4)	Lead independent director
(5)	Chair of our audit committee
(6)	Chair of our compensation committee
(7)	Chair of our nominating and corporate governance committee

Nominees for Director

Andrew W. Houston. Mr. Houston is one of our co-founders and has served as a member of our board of directors and our Chief Executive Officer since June 2007. Mr. Houston holds a B.S. in Computer Science from the Massachusetts Institute of Technology. Mr. Houston was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and as one of our co-founders.

Arash Ferdowsi. Mr. Ferdowsi is one of our co-founders and has served as a member of our board of directors since June 2007. From June 2007 to October 2016, Mr. Ferdowsi served as our chief technology officer. Mr. Ferdowsi attended the Massachusetts Institute of Technology. Mr. Ferdowsi was selected to serve on our board of directors because of the perspective and experience he brings as one of our co-founders.

Donald W. Blair. Mr. Blair has served as a member of our board of directors since December 2017. From November 1999 to October 2015, Mr. Blair served as Executive Vice President and Chief Financial Officer for NIKE, Inc., or NIKE, a global footwear and apparel company. Prior to joining NIKE, for fifteen years, Mr. Blair served in a number of senior executive-level corporate and operating unit financial assignments for PepsiCo, Inc., or PepsiCo, a food and beverage company, including Chief Financial Officer for PepsiCo Japan (based in Tokyo) and Pepsi-Cola International’s Asia Division (based in Hong Kong). Mr. Blair currently serves as a member of the board of directors for Corning Incorporated, a global manufacturing company. Mr. Blair holds an M.B.A. and a B.S. in Economics from the University of Pennsylvania. Mr. Blair was selected to serve on our board of directors because of his extensive financial expertise, and business management and governance experience.

Paul E. Jacobs, Ph.D. Dr. Jacobs has served as a member of our board of directors since April 2016. Since April 2018, Dr. Jacobs has served as Chairman and Chief Executive Officer of XCOM Labs, Inc., a wireless technology company. From March 2014 to March 2018, Dr. Jacobs served as Executive Chairman for Qualcomm Incorporated, a semiconductor and telecommunications equipment company, or Qualcomm. From March 2009 to March 2018, Dr. Jacobs served as Chairman of the board of directors for Qualcomm. From July 2005 to

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

March 2014, Dr. Jacobs served as Chief Executive Officer for Qualcomm. Dr. Jacobs also currently serves as a member of the board of directors for a number of private companies. Dr. Jacobs holds a Ph.D. in Electrical Engineering and Computer Science, a M.S. in Electrical Engineering, and a B.S. in Electrical Engineering and Computer Science from the University of California, Berkeley. Dr. Jacobs was selected to serve on our board of directors because of his extensive business, operations, and management experience.

Robert J. Mylod Jr. Mr. Mylod has served as a member of our board of directors since September 2014. Mr. Mylod served as Managing Partner for Annox Capital Management, a venture capital firm that Mr. Mylod founded, since January 2013. Mr. Mylod served as Head of Worldwide Strategy & Planning and Vice Chairman for Bookings Holdings, Inc. (f/k/a The Priceline Group), an online travel services provider, from January 2009 to March 2011 and as its Chief Financial Officer and Vice Chairman from November 2000 to January 2009. Mr. Mylod currently serves as the Chairman of the board of directors for Redfin Corporation, a real estate company that provides web-based real estate database and brokerage services, and as a member of the board of directors for Bookings Holdings, Inc. and a number of private companies. Mr. Mylod holds an MBA from the University of Chicago Booth School of Business and an A.B. in English from the University of Michigan. Mr. Mylod was selected to serve on our board of directors because of his financial expertise and global business experience.

Condoleezza Rice, Ph.D. Dr. Rice has served as a member of our board of directors since April 2014. Since September 2010, Dr. Rice has served as the Denning Professor of Global Business and the Economy for the Stanford Graduate School of Business. Since March 2009, Dr. Rice has served as a Senior Fellow of Public Policy for the Hoover Institution, Stanford University, as a Senior Fellow for the Freeman Spogli Institute for International Studies, Stanford University, and as a Professor of Political Science for Stanford University. Dr. Rice has served as a partner at RiceHadleyGates LLC, an international strategic consulting firm that Dr. Rice founded, since November 2009. From January 2005 to January 2009, Dr. Rice served as the Secretary of State of the United States of America. From January 2001 to January 2005, Dr. Rice served as Chief National Security Advisor to President George W. Bush. Beginning in 1981, she served in various roles at Stanford University, including serving as Provost from 1993-1999. Dr. Rice previously served as a member of the board of directors of Charles Schwab Corporation, a bank and brokerage firm, Chevron Corporation, a multinational energy corporation, Transamerica Corporation, a life insurance and investment company, and KiOR, Inc., a renewable fuels company. Dr. Rice currently serves as an advisor for a number of other public companies, and as a member of the board directors for a number of private companies, including C3IoT and Makena Capital Management, LLC. Dr. Rice holds a Ph.D. in Political Science from the University of Denver, an M.A. in Political Science from the University of Notre Dame and a B.A in Political Science from the University of Denver. Dr. Rice was selected to serve on our board of directors because of her deep global expertise and business experience from her prior roles as a director of multiple public companies and her background in policymaking, education, and innovation.

R. Bryan Schreier. Mr. Schreier has served as a member of our board of directors since July 2009. Since March 2008, Mr. Schreier has served as a partner for Sequoia Capital, a venture capital firm. Mr. Schreier currently serves as a member of the board of directors for a number of private companies, including Clever, Domino Data Lab, Front, Hearsay Systems, Thumbtack, and Zūm. He previously served on the board of directors of Qualtrics until it was acquired by SAP in January 2019. Mr. Schreier holds a B.A. in Computer Science from Princeton University. Mr. Schreier was selected to serve on our board of directors because of his financial and managerial experience.

Margaret C. Whitman. Ms. Whitman has served as a member of our board of directors since September 2017. Since March 2018, Ms. Whitman has served as Chief Executive Officer for Quibi, Inc., a mobile media company. From June 2017 to February 2018, Ms. Whitman served as Chief Executive Officer for Hewlett Packard Enterprise Company, or HPE, a multinational enterprise information technology company, and as its President and Chief Executive Officer from November 2015 to June 2017. From July 2014 to November 2015, Ms. Whitman served as President, Chief Executive Officer, and Chairman for Hewlett-Packard Company (now known as HP Inc.), the former parent of Hewlett Packard Enterprise Company, and as its President and Chief Executive Officer from September 2011 to November 2015. Prior to joining HP Inc., Ms. Whitman was the Republican Party’s nominee for the 2010 gubernatorial race in California. From March 2011 to September 2011, Ms. Whitman served as a part-time strategic advisor to Kleiner Perkins Caufield & Byers, a private equity firm. From 1998 to 2008, Ms. Whitman served as President and Chief Executive Officer of eBay Inc., an online marketplace and payments company. Ms. Whitman also currently serves as a member of the board of directors for The Procter & Gamble Company, a consumer goods company. Ms. Whitman previously served as a member of the board of directors for HPE, as well as HP Inc., DXC Technology Company, an information technology and consulting services company, and for a number of private companies. Ms. Whitman holds an M.B.A from Harvard Business School and an A.B. in Economics from Princeton University. Ms. Whitman was selected to serve on our Board of Directors because of her extensive leadership, strategy, risk management, and consumer industry experience.

8        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

Director Independence

Under the listing rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Drs. Rice and Jacobs, Messrs. Blair, Mylod, and Schreier, and Ms. Whitman, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq listing rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure and Role of the Lead Independent Director

Mr. Houston currently serves as both the chairman of our board of directors and as our chief executive officer. As our co-founder, Mr. Houston is best positioned to identify strategic priorities, lead critical discussion, and execute our business plans.

Our board of directors has adopted Corporate Governance Guidelines that provide that one of our independent directors should serve as our lead independent director at any time when the chairman of our board of directors is not independent, including when our chief executive officer serves as the chairman of our board of directors. Because Mr. Houston is our chairman and is not an “independent” director as defined in Nasdaq’s listing standards, our board of directors has appointed Dr. Rice to serve as our lead independent director. As our lead independent director, Dr. Rice presides over periodic meetings of our independent directors, serves as a liaison between Mr. Houston and our independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate.

Only independent directors serve on the audit committee, the compensation committee, and the nominating and corporate governance committee of our board of directors. Our independent directors meet at least quarterly in executive sessions chaired by the lead independent director, which include discussions and recommendations regarding guidance to be provided to the chief executive officer, and such topics as the independent directors may determine.

As a result of the board of directors’ committee system and the existence of a majority of independent directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs. We believe that the leadership structure of our board of directors, including Dr. Rice’s role as lead independent director, as well as the strong independent committees of our board of directors is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. Houston’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. Blair, Mylod, and Schreier, with Mr. Mylod serving as chairperson. Ms. Whitman served as a member of our audit committee throughout 2018, with Mr. Schreier assuming the role in February 2019. Each of the members of the audit committee meets the requirements for independence of audit committee members under Nasdaq listing standards and SEC rules

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

and regulations and also meets the financial literacy and sophistication requirements of the Nasdaq listing standards. Our board of directors has determined that Messrs. Blair and Mylod are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K . Our audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•	reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•	reviewing our financial statements and our critical accounting policies and estimates;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the design, implementation, adequacy, and effectiveness of our internal controls;
•	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•	overseeing management’s assessment and mitigation of enterprise risks;
•	overseeing compliance with our code of business conduct and ethics;
•	reviewing and approving related party transactions; and
•	pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our audit committee is available on our website at investors.dropbox.com. During 2018, our audit committee held five meetings.

Compensation Committee

Our compensation committee consists of Dr. Rice and Messrs. Mylod and Schreier, with Dr. Rice serving as chairperson. Each member of the compensation committee meets the requirements for independence for compensation committee members under the listing standards of Nasdaq. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or Rule 16b-3. Our compensation committee is responsible for, among other things:

•	reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our chief executive officer;
•	administering our equity compensation plans;
•	reviewing, approving, and administering incentive compensation and equity compensation plans;
•	reviewing and approving our overall compensation philosophy; and
•	making recommendations regarding non-employee director compensation to our full board of directors.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our compensation committee is available on our website at investors.dropbox.com. During 2018, our compensation committee held four meetings.

10        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Whitman and Dr. Jacobs, with Ms. Whitman serving as chairperson, each of whom meet the requirements for independence under the listing standards of Nasdaq. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating, and selecting, or making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
•	overseeing the evaluation of the performance of our board of directors and of individual directors;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	overseeing our corporate governance practices;
•	contributing to succession planning; and
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq listing standards. A copy of the charter for our nominating and corporate governance committee is available on our website at investors.dropbox.com. During 2018, our nominating and corporate governance committee held two meetings.

Attendance at Board and Stockholder Meetings

During our fiscal year ended December 31, 2018, our board of directors held eight meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage, but do not require, our directors to attend. The Annual Meeting will be our first annual meeting of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods to identify and evaluate director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition, organization, and governance of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, business experience, and diversity, and with respect to diversity, such factors as gender, race, ethnicity, differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors, potential conflicts of interest and other commitments. Nominees must also have the highest personal and professional ethics and the ability to offer advice and guidance to our chief executive officer and other members of management based on proven achievement and leadership in the companies or institutions with which they

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

are affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our board of directors and have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of directors and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Our board of directors conducts an annual evaluation of the performance of individual directors, the board as a whole, and each of the board’s standing committees, including an evaluation of the qualifications of individual members of the board and its committees. The evaluation is conducted via oral interviews by our lead independent director in close partnership with our in-house legal team, using as a basis for discussion a list of questions that are provided to each director in advance. The results of the evaluation and any recommendations for improvement are provided orally to our board of directors and the other standing committees of the board either by the lead independent director or a member of our in-house legal team.

The nominating and corporate governance committee considers the suitability of each director candidate, including current directors, in light of the current size and composition of our board. Although we do not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations and Nominations to the Board of Directors

Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of Dropbox, Inc. continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary or legal department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our board of directors and any additional information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Corporate Secretary at Dropbox, Inc., 333 Brannan Street San Francisco, California 94107. To be timely for the 2020 annual meeting of stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? – Stockholder Proposals.”

Communications with the Board of Directors

Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our Corporate Secretary at Dropbox, Inc., 333 Brannan Street, San Francisco, California 94107. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

Our Corporate Secretary or legal department, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our board of directors, or if none are specified, to the chairman of our board of directors.

This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the section entitled “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals” described above in this proxy statement.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at investors.dropbox.com. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.

Role of Board in Risk Oversight Process

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed, as well as foster a corporate culture of integrity. Consistent with this approach, our board regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our board also receives regular reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.

In addition, our board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee further oversees our initiatives related to cybersecurity, including prevention and monitoring, as well as oversight of our enterprise-risk management program. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk-taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board, and potential conflicts of interest. These committees provide regular reports on our risk management efforts to the full board.

Our board of director believes its current leadership structure supports the risk oversight function of the board.

Director Compensation

In February 2018, we adopted a compensation policy for our non-employee directors, effective as of the effective date of our registration statement in connection with our initial public offering. Under this director compensation policy, each non-employee director will receive the cash and equity compensation for board services described below. We will also continue to reimburse our non-employee directors for reasonable, customary, and documented travel expenses to board meetings. The director compensation policy was developed in consultation with Compensia, Inc., or Compensia, an independent national compensation consulting firm. Compensia provided recommendations and competitive non-employee director compensation data and analyses. We considered and discussed these

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

recommendations and data, and considered the specific duties and committee responsibilities of particular directors. We adopted Compensia’s recommendations when we approved the director compensation policy, which we believe provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide and competitive with compensation paid by our peer group companies to their non-employee directors.

The director compensation policy includes a maximum annual limit of $1,200,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Any cash compensation paid or equity awards granted to a person for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Equity Compensation

Initial Award. Each person who first becomes a non-employee director will receive, on the first trading date or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units (“RSUs”), or the Initial Award. The Initial Award covers a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) equal to $300,000 multiplied by the fraction obtained by dividing (a) the number of full months during the period beginning on the date the person first becomes a non-employee director and ending on the one-year anniversary of the date of the then-most recent annual meeting of the company’s stockholders, or the Initial Award Vesting Period by (b) 12, rounded to the nearest whole share. The Initial Award will vest on the last day of the Initial Award Vesting Period or, if earlier, on the day before the annual meeting of our stockholders that follows the grant date of the Initial Award, subject to the non-employee director continuing to provide services to us through the applicable vesting date. If the person was a member of the board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an Initial Award.

Annual Award. Each non-employee director will automatically receive, on the date of each annual meeting of stockholders following the effective date of the policy, an annual award of RSUs, each of which we refer to as an Annual Award, covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) of $300,000, rounded to the nearest whole share. The Annual Award will vest on the one-year anniversary of the grant date of the Annual Award or, if earlier, the day before our annual meeting of stockholders that follows the grant date of the Annual Award, subject to the non-employee director continuing to provide services to us through the applicable vesting date.

Each non-employee director may elect to defer the delivery of the settlement of any Initial Award or Annual Award that would otherwise be delivered to such non-employee director on or following the date such award vests pursuant to the terms of a deferral election such non-employee director makes in accordance with the policy.

In the event of a “change in control” (as defined in our 2018 Equity Incentive Plan), each non-employee director will fully vest in his or her outstanding company equity awards, including any Initial Award or Annual Award, provided that the non-employee director continues to be a non-employee director through such date.

Cash Compensation

Under our director compensation policy, each non-employee director is paid an annual cash retainer of $50,000, which is paid quarterly in arrears on a prorated basis. There are no per-meeting attendance fees for attending board meetings.

Under the policy in fiscal 2018, each non-employee director was entitled to receive the following cash compensation for their additional services:

•	$20,000 per year for service as a lead independent director;
•	$25,000 per year for service as chair of the audit committee;
•	$12,500 per year for service as a member of the audit committee;
•	$20,000 per year for service as chair of the compensation committee;

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

•	$10,000 per year for service as a member of the compensation committee;
•	$10,000 per year for service as chair of the nominating and corporate governance committee; and
•	$5,000 per year for service as a member of the nominating and corporate governance committee.

In addition, under the policy in fiscal 2018, each non-employee director who served as the chair of a committee received both the additional annual fee as the chair of the committee and the additional annual fee as a member of the committee.

In December 2018, we amended our director compensation policy, effective as of January 1, 2019, following a review of an analysis performed by Compensia, to adjust cash compensation fees under the policy. The changes increased cash compensation fees to our lead independent director and certain of our committee chairs, but provided that each non-employee director who serves as the chair of a committee will receive only the annual fee as the chair of the committee without the additional annual fee as a member of the committee. Under our amended director compensation policy, our lead independent director and committee chairs are entitled to receive the following cash compensation for their services:

•	$35,000 per year for service as a lead independent director;
•	$30,000 per year for service as chair of the audit committee;
•	$20,000 per year for service as chair of the compensation committee; and
•	$15,000 per year for service as chair of the nominating and corporate governance committee.

2018 Compensation

The following table provides information regarding compensation of our non-employee directors for service as directors, for the year ended December 31, 2018. Directors who are also our employees receive no additional compensation for their service as directors. During 2018, Messrs. Houston and Ferdowsi were employees. See “Executive Compensation” for additional information regarding their compensation.

Name	Fees Paid or Earned in Cash($)	Stock awards($)(1)(2)		All Other Compensation	Total($)
Donald W. Blair	48,416	916,261	(3)	—	964,677
Paul E. Jacobs	42,606	300,006		—	342,612
Robert J. Mylod, Jr.	75,529	300,006		—	375,535
Condoleezza Rice	71,973	300,006		—	371,979
R. Bryan Schreier	46,479	300,006		—	346,485
Margaret C. Whitman	60,036	—		—	60,036
(1)	Amounts shown do not reflect compensation actually received by the director, and there can be no assurance that these amounts will ever be realized by the non-employee directors. Instead, the amount shown is the grant date fair value of the RSU awards granted in fiscal 2018 computed in accordance with ASC Topic 718 — Compensation — Stock Compensation (“ASC Topic 718”), disregarding forfeiture assumptions.
(2)	Unless otherwise indicated, 100% of the shares of our Class A common stock underlying the RSUs vest on May 15, 2019 or the next annual meeting of our stockholders, if earlier, subject to the director’s continued service with us. See “Director Compensation—Equity Compensation” above.
(3)	Mr. Blair became a member of our board of directors in December 2017. 50% of the shares of our Class A common stock underlying the RSUs vested on November 15, 2018 and 50% will vest on November 15, 2019, subject to continued service through each such vesting date.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2018:

Name	Date of grant(1)		Number of shares underlying unvested stock awards
Donald W. Blair	2/22/2018	(2)	26,666
Paul E. Jacobs	3/22/2018		14,286
Robert J. Mylod, Jr.	3/22/2018		14,286
Condoleezza Rice	3/22/2018		14,286
R. Bryan Schreier	3/22/2018		14,286
Margaret C. Whitman	9/8/2017	(3)	26,666
(1)	Unless otherwise indicated, 100% of the shares of our Class A common stock underlying the RSUs vest on May 15, 2019 or the next annual meeting of our stockholders, if earlier, subject to the director’s continued service with us. See “Director Compensation—Equity Compensation” above.
(2)	Mr. Blair became a member of our board of directors in December 2017. 50% of the shares of our Class A common stock underlying his initial RSU award vested on November 15, 2018 and 50% will vest on November 15, 2019, subject to continued service through each such vesting date.
(3)	Ms. Whitman became a member of our board of directors in September 2017. 50% of the shares of our Class A common stock underlying her initial RSU award vested on August 15, 2018 and 50% will vest on August 15, 2019, subject to continued service through each such vesting date.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board of directors is composed of eight members. Until the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, we will have a single class of directors with each director elected for a one-year term and until their successor is duly elected and qualified, or until their earlier resignation or removal.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Andrew W. Houston, Arash Ferdowsi, Donald W. Blair, Paul E. Jacobs, Robert J. Mylod, Jr., Condoleezza Rice, R. Bryan Schreier, and Margaret C. Whitman as nominees for election as directors at the Annual Meeting. If elected, each of Drs. Rice and Jacobs, Messrs. Houston, Ferdowsi, Blair, Mylod, and Schreier, and Ms. Whitman will serve as directors until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see “Board of Directors and Corporate Governance.” We expect that each of Drs. Rice and Jacobs, Messrs. Houston, Ferdowsi, Blair, Mylod, and Schreier, and Ms. Whitman will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Drs. Rice and Jacobs, Messrs. Houston, Ferdowsi, Blair, Mylod, and Schreier, and Ms. Whitman. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

Each director is elected by a plurality of the votes of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the eight nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders         17

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2019. Ernst & Young LLP has served as our independent registered public accounting firm since 2013.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Our audit committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Ernst & Young LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP, our board of directors may reconsider the appointment. Representatives of Ernst & Young LLP will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Ernst & Young LLP for our fiscal years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees(1)	$2,749,000	$3,937,000
Audit-Related Fees(2)	$856,000	$522,000
Tax Fees(3)	$81,000	$—
All Other Fees(4)	$2,950	$2,500
Total Fees	$3,688,950	$4,461,500
(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, related accounting consultations, and statutory audits of our international subsidiaries. This category also includes fees for services incurred in connection with our initial public offering.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees”. For fiscal 2017 and fiscal 2018, this includes fees for professional services with respect to the Statement on Standards for Attestation Engagements (SSAE) No. 16 and other service organization control related examinations, certifications, and assessments. Fiscal 2018 also includes fees for services in connection with preparation for compliance with Section 404 the Sarbanes-Oxley Act of 2002 and due diligence services related to mergers and acquisitions.
(3)	Tax Fees consist of fees for professional services for domestic and international tax advisory services.
(4)	Consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which relate to subscription fees paid for access to online accounting research software applications.

18        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (continued)

Auditor Independence

In our fiscal year ended December 31, 2018, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by Ernst & Young LLP for our fiscal years ended December 31, 2017 and 2018 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders        19

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing standards and SEC rules and regulations. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. With respect to Dropbox’s financial reporting process, Dropbox’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Dropbox’s consolidated financial statements. Dropbox’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for performing an independent audit of Dropbox’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Dropbox’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and Ernst & Young;
•	discussed with Ernst & Young the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”); and
•	received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the audit committee’s review and discussions with management and Ernst & Young, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Robert J. Mylod, Jr. (Chair)
Donald W. Blair
R. Bryan Schreier

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

20        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

PROPOSAL NO. 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee, or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders         21

PROPOSAL NO. 4—ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act and SEC rules, at least once every six years, we must provide our stockholders with the opportunity to indicate their preference regarding how frequently we should hold the Say-on-Pay vote. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years or three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, our board of directors recommends that the Say-on-Pay vote be submitted to the stockholders every year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

Vote Required

The option among one year, two years, or three years that receives the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether non-binding future stockholder advisory votes on the compensation of our named executive officers should be held every year, two years or three years.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR.”

22        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 15, 2019. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Andrew W. Houston	36	Chief Executive Officer, Co-Founder, and Chairman
Arash Ferdowsi	33	Co-Founder
Quentin J. Clark	47	Chief Technology Officer and Senior Vice President, Engineering, Product, and Design(1)
Yamini Rangan	45	Chief Customer Officer
Ajay V. Vashee	35	Chief Financial Officer
Bart E. Volkmer	44	General Counsel
(1)	Mr. Clark has served as our chief technology officer since March 2019, and as our senior vice president, engineering, product, and design since September 2017.

For Messrs. Houston’s and Ferdowsi’s biographies, see “Nominees for Director.”

Quentin J. Clark. Mr. Clark has served as our Chief Technology Officer since March 2019, and as our Senior Vice President, Engineering, Product and Design since September 2017. From November 2014 to September 2016, Mr. Clark served as Executive Vice President for SAP America, Inc., a developer of business software solutions, as its Chief Business Officer from October 2015 to September 2016, and as its Chief Technology Officer from November 2014 to October 2015. Prior to joining SAP, Mr. Clark served at Microsoft Corporation, a global technology company, and as a Corporate Vice President of enterprise business units since 2011, and held various engineering and product leadership roles at Microsoft since 1994. Mr. Clark holds a B.S. in Physics from the University of Massachusetts Amherst.

Yamini Rangan. Ms. Rangan has served as our Chief Customer Officer since August 2018. Ms. Rangan joined Dropbox in January 2016, serving as our VP of Business Strategy and Operations from January 2016 to August 2018. Ms. Rangan has 20 years of experience across sales, marketing, and operations. Prior to Dropbox, she led Global Sales Strategy and Operations at Workday, after serving in senior roles at Appirio and SAP. Ms. Rangan holds an M.B.A. from University of California, Berkeley, an M.S. in Computer Engineering from Clemson University, and a B.S. in Computer Engineering from Bharathiar University.

Ajay V. Vashee. Mr. Vashee has served as our Chief Financial Officer since September 2016. From February 2015 to September 2016, Mr. Vashee served as our Head of Corporate Development. From April 2012 to February 2015, Mr. Vashee served as our Head of Finance. Mr. Vashee holds a B.A. in Economics and Political Science from Columbia University.

Bart E. Volkmer. Mr. Volkmer has served as our General Counsel since June 2016. From August 2011 to June 2016, Mr. Volkmer served as our Head of Litigation & Regulatory. Prior to joining Dropbox, Mr. Volkmer practiced law at Wilson Sonsini Goodrich & Rosati, a law firm, from 2003-2011, where he counseled early-stage and established technology companies. Mr. Volkmer holds a J.D. from Santa Clara University School of Law and a B.A. in English from Creighton University.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders         23

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why our compensation committee arrived at the specific compensation decisions for our executive officers, including our named executive officers in 2018, and discusses the key factors that our compensation committee considered in determining their compensation.

Our named executive officers for 2018 were:

Andrew W. Houston	Chief Executive Officer
Ajay V. Vashee	Chief Financial Officer
Quentin J. Clark	Chief Technology Officer and Senior Vice President, Engineering, Product, and Design
Yamini Rangan	Chief Customer Officer
Bart E. Volkmer	General Counsel
Dennis M. Woodside(1)	Former Chief Operating Officer
(1)	Mr. Woodside resigned as our chief operating officer in September 2018.

Executive Summary

Who We Are

We are a leading global collaboration platform that is transforming the way people work together, from the smallest business to the largest enterprise. With over 500 million registered users across more than 180 countries, our products are designed to establish a more enlightened way of working.

We were founded in 2007 with a simple idea: Life would be a lot better if everyone could access their most important information anytime from any device. Over the past decade, we have largely accomplished that mission—but along the way we recognized that for most of our users, sharing and collaborating on Dropbox was even more valuable than storing files.

Our market opportunity has grown as we’ve expanded from keeping files in sync to keeping teams in sync. Today, we are well-positioned to reimagine the way work gets done. We are focused on reducing the inordinate amount of time and energy the world wastes on “work about work”—tedious tasks like searching for content, switching between applications, and managing workflows. We believe the need for our platform will continue to grow as teams become more fluid and global, and content is increasingly fragmented across incompatible tools and devices. We break down silos by centralizing the flow of information between the products and services our users prefer, even if they’re not our own.

The popularity of our platform drives viral growth, which has allowed us to scale rapidly and efficiently. We have built a thriving global business with 12.7 million paying users and more than 400,000 business teams.

2018 Business Results

In 2018, we delivered strong execution, driving healthy top line growth and expanding free cash flow margins. Combined with our ecosystem of best-in-class partners, we continued to be an even more central part of our customers’ workflows.

In 2018, we achieved several significant financial and operational results:

•	Total revenue was $1,391.7 million, an increase of 26% year over year.
•	Paying users totaled 12.7 million, as compared to 11.0 million for the same period last year. Average revenue per paying user was $117.64, as compared to $111.91 in the prior year.
•	GAAP gross margin was 71.6%, as compared to 66.7% in the prior year.

24        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

2018 Executive Compensation Highlights

2018 was our first year as a publicly traded company, and we took the following key actions with respect to the compensation of our named executive officers:

Category	Action Item
Base Salaries	We set annual base salaries between $450,000 to $550,000, or $700,000 in the case of our chief executive officer.
Annual Cash Bonuses
We approved annual cash bonuses ranging from 125% to 187% of our named executive officers’ target annual cash bonus opportunities, including an annual cash bonus for our chief executive officer in the amount of $548,049, equal to 125% of his target annual cash bonus opportunity.

Long-Term Equity Incentive Compensation
We granted time-based RSU awards to Messrs. Vashee, Volkmer, and Woodside in the amounts of approximately $5,200,000, approximately $2,570,000, and approximately $7,500,000, respectively. Upon Mr. Woodside’s resignation, the entire amount of his award was forfeited; however, he received a smaller award in connection with his termination as described in the “Executive Team Transition” section immediately below. Mr. Houston did not receive any additional equity awards in 2018, as the compensation committee believes that his existing ownership position sufficiently aligns his interests to those of our stockholders. Mr. Clark did not receive any additional equity awards in 2018 given that he received a new hire award when he joined Dropbox in September 2017.

Executive Team Transition
We promoted Ms. Rangan to chief customer officer in September 2018, and made increases to her annual base salary and target annual cash bonus opportunity, and granted her a time-based RSU award, all described in this “Compensation Discussion and Analysis.”

We entered into a Separation and Release Agreement with Mr. Woodside in connection with his resignation, and granted him a fully vested RSU award covering 37,743 shares of our Class A common stock with a value of $1 million. For a summary of the terms and conditions of the Separation and Release Agreement, see “Post-Employment Compensation—Mr. Woodside’s Separation” below.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”

We emphasize variable compensation that appropriately rewards our executive officers, including our named executive officers, through two separate compensation elements:

•	First, we provide the opportunity to participate in our annual cash bonus plan, which provides cash payments if our executive officers produce short-term financial, operational, and strategic results that meet or exceed the objectives set forth in our annual operating plan.
•	In addition, we grant restricted stock unit awards, which comprise a majority of our executive officers’ target total direct compensation opportunities, the value of which depends entirely on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements are intended to result in a substantial portion of our executive officers’ annual target total direct compensation being contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders         25

EXECUTIVE COMPENSATION (continued)

We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. Our compensation committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers and the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals, given the dynamic nature of our business and the competitive market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What we do	What we don’t do
✔   Maintain an Independent Compensation Committee. The
     compensation committee consists solely of independent
     directors who establish our compensation practices.

✔   Retain an Independent Compensation Advisor. The
     compensation committee has engaged its own compensation
     consultant to provide information, analysis, and other advice on executive compensation independent of management. This
     consultant performed no other consulting or other services for us in 2018.

✔   Annual Executive Compensation Review. The
     compensation committee conducts an annual review and
     approval of our compensation strategy, including a review and determination of our compensation peer group used for
     comparative purposes and a review of our compensation-
     related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

✔   Compensation At-Risk. Our executive compensation
     program is designed so that a significant portion of our
     executive officer’s compensation is “at risk” based on
     corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

✔   Use a Pay-for-Performance Philosophy. The majority of
     our executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of
     each executive officer’s target total direct compensation
     dependent upon our stock price and/or total stockholder
     return.

✔   Succession Planning. We review the risks associated with
     our key executive officer positions to ensure adequate
     succession plans are in place.

✗   No Guaranteed Bonuses. We do not provide guaranteed
     bonuses to our executive officers.

✗   No Executive Retirement Plans. We do not currently offer,
     nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or
     arrangements to our executive officers, other than the plans and arrangements that are available to all employees. Our
     executive officers are eligible to participate in our
     Section 401(k) retirement savings plan on the same basis as our other employees.

✗   No Hedging or Pledging. We prohibit our employees
     (including our executive officers) and the non-employee
     members of our board of directors from hedging or pledging our securities.

✗   No Tax Payments on Perquisites. We do not provide any
     tax reimbursement payments (including “gross-ups”) on any
     perquisites or other personal benefits.

✗   No Excise Tax Payments on Future Post-Employment
     Compensation Arrangements. We do not provide any
     excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the company.

✗   No Special Welfare or Health Benefits. We do not provide
     our executive officers with any welfare or health benefit
     programs, other than participation in our broad-based
     employee programs. All highly compensated employees are
     eligible for special long-term disability.

✗   No Stock Option Re-Pricing. We do not permit options to
     purchase shares of our common stock to be re-priced to a
     lower exercise price without the approval of our stockholders.

26        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

Stockholder Advisory Vote on Frequency of Future Stockholder Advisory Votes on Named Executive Officer Compensation

At the Annual Meeting of Stockholders, we will be conducting a non-binding vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers (commonly known as a “Say-When-on-Pay” vote).

Our board of directors is recommending that we hold future stockholder advisory votes on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote) on an annual, rather than a biennial or triennial, basis. For additional information about the Say-When-on-Pay vote, see Proposal 4 above.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provision of market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;
•	Establishment of a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executive officers;
•	Alignment of the interests and objectives of our executive officers with those of our stockholders by linking the long-term equity incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and
•	Offering total compensation opportunities to our executive officers that are competitive and fair.

Compensation-Setting Process

Role of Compensation Committee and the Stock Committee

The compensation committee discharges many of the responsibilities of our board of directors relating to the compensation of our executive officers, including our named executive officers, and the non-employee members of our board of directors. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our chief executive officer and other executive officers.

The compensation committee makes all final decisions regarding the compensation of our chief executive officer and our other executive officers.

In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers.

The compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our investor relations website at investors.dropbox.com.

We have also formed a stock committee composed of our chief executive officer, our co-founder, and another non-employee director appointed by our board. Mr. Schreier currently serves as the non-employee director on the stock committee. The stock committee has authority to grant equity and cash awards to (a) employees who hold a title below vice president and (b) consultants subject to certain limitations established from time to time by the compensation committee.

Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist the committee by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair, and serves at the discretion of the compensation committee, which reviews the engagement annually.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders         27

EXECUTIVE COMPENSATION (continued)

For 2018, the compensation committee retained Compensia to serve as its compensation advisor to advise on executive and director compensation matters, including competitive market pay practices for our executive officers, and data analysis and selection of the compensation peer group.

During 2018, Compensia attended the meetings of the compensation committee, both with and without management present, as requested, and provided the following services:

•	Consultation with the compensation committee chair and other members between compensation committee meetings;
•	Provision of competitive market data based on the compensation peer group for our executive officer positions, and evaluation of how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•	Provision of competitive market data based on the compensation peer group for non-employee directors, and evaluation of how the compensation we pay our non-employee directors compares to companies in our compensation peer group;
•	Review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term equity incentive compensation opportunities of our executive officers;
•	Assessment of executive compensation trends within our industry, and updates on corporate governance and regulatory issues and developments;
•	Review of our executive compensation disclosure;
•	Assessment of compensation risk to determine whether our compensation policies and practices are reasonably likely to have a material adverse impact on the company; and
•	Support on other ad hoc matters throughout the year.

Compensia did not provide any services to us other than the consulting services to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The compensation committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the compensation committee did not raise any conflict of interest, and that Compensia is independent as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Role of Management

In discharging its responsibilities, the compensation committee also works with members of our management, including our chief executive officer. Our management assists the compensation committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.

Typically, our chief executive officer will make recommendations to the compensation committee regarding compensation matters, including adjustments to annual cash compensation, long-term equity incentive compensation opportunities, and program structures, for our executive officers, except with respect to his own compensation. At the beginning of each year, our chief executive officer reviews the performance of our other executive officers, including our other named executive officers, based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and their overall performance during that year, and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above. The compensation committee reviews and discusses these recommendations and proposals with our chief executive officer and uses them as one factor in determining and approving the compensation for our executive officers.

28        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

Our chief executive officer also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. Decisions with respect to our chief executive officer’s compensation are made by our compensation committee, which is comprised entirely of independent members of our board of directors.

Competitive Positioning

For purposes of assessing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location, and industry sector.

The companies in the compensation peer group for 2018 were approved in September 2017 on the basis of their similarity to us, as determined using the following criteria:

•	revenue – approximately 0.33x to approximately 3.0x our last four fiscal quarter revenue of approximately $1.35 billion (approximately $450 million to $4.0 billion);
•	market capitalization – approximately 0.25x to approximately 4.0x our market capitalization of approximately $10.0 billion (approximately $2.5 billion to $40.0 billion);
•	industry sector – internet software and services, software, communication equipment, internet and direct marketing retail, and certain SaaS companies not classified as such; and
•	relevance – software-as-a-service model or product similarity.

In selecting the 2018 compensation peer group, the objective was to choose companies that resulted in us being near the median of the group, in terms of both revenue and market capitalization.

Our 2018 compensation peer group was:

• Akamai Technologies	• Nutanix	• The Ultimate Software Group
• athenahealth	• Palo Alto Networks	• TripAdvisor
• Autodesk	• RedHat	• Twitter
• Citrix Systems	• ServiceNow	• Veeva Systems
• CoStar Group	• Snap	• Workday
• Fortinet	• Splunk	• Zillow Group
• LogMeIn	• Tableau Software

The compensation practices of the compensation peer group were the primary guide used by the compensation committee in 2018 to compare the competitiveness of each compensation element and overall compensation levels (base salary, target annual cash bonus opportunities, and long-term equity incentive compensation).

To analyze the compensation practices of our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies, as well as from the Radford High-Technology Executive Survey database. This market data was then used as a reference point for the compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The compensation committee reviews our compensation peer group each year (unless there have been significant changes to either our business model our market capitalization) and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Setting

We review the base salary levels, annual cash bonus opportunities, and long-term equity incentive compensation opportunities of our executive officers, including our named executive officers, and all related performance criteria at the beginning of each year, or more frequently as warranted. Adjustments are generally effective on February 1st of the fiscal year.

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EXECUTIVE COMPENSATION (continued)

We do not establish a specific target for formulating the target total direct compensation opportunities of our executive officers, including our named executive officers.

In making decisions about the compensation of our executive officers, the compensation committee relies primarily on its general experience and subjective considerations of various factors, including the following:

•   Our executive compensation program objectives;

•   Our performance against the financial, operational, and
     strategic objectives established by the compensation
     committee and our board of directors;

•   Each individual executive officer’s knowledge, skills,
     experience, qualifications, and tenure relative to other
     similarly-situated executives at the companies in our
     compensation peer group;

•   The scope of each executive officer’s role and responsibilities compared to other similarly-situated executives at the
     companies in our compensation peer group;

•   The prior performance of each individual executive officer, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function, and work as part of a team, all of which reflect our core values;

•   The potential of each individual executive officer to contribute to our long-term financial, operational, and strategic
     objectives;

•   Our chief executive officer’s compensation relative to that of our executive officers, and compensation parity among our
     executive officers;

•   Our financial performance relative to our compensation and performance peers;

•   The compensation practices of our compensation peer group
     and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an
     analysis of competitive market data; and

•   The recommendations of our chief executive officer with
     respect to the compensation of our executive officers.

These factors provide the framework for compensation decision-making for each executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

We do not weight these factors in any predetermined manner, nor do we apply any formulas in developing our compensation recommendations. The members of the compensation committee consider all of this information in light of their individual experience, knowledge of management, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their recommendations.

We also consider the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery serves to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.

The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation recommendations with respect to our executive officers, including our named executive officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, and more broad-based compensation surveys, to gain a general understanding of market compensation levels.

30        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

Compensation Elements

In 2018, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Annual Cash Bonus Awards	Variable	Cash	Designed to motivate our executives to achieve annual business objectives as contained in our annual operating plan and provide financial incentives when we meet or exceed these annual objectives.
Long-Term Equity Incentive Compensation	Variable	RSU awards covering shares of our Class A common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value.

Base Salary

We use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account their position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our executive officers each year as part of its annual compensation review, with input from our chief executive officer (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In February 2018, the compensation committee reviewed the base salaries of our executive officers, including our named executive officers (other than Ms. Rangan), taking into consideration a competitive market analysis and the recommendations of our chief executive officer, as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation,” above. The compensation committee also emphasized our pending initial public offering and its objective in aligning with public company practice on base salaries. Following this review, in February 2018, the compensation committee approved base salary increases for each of our executive officers, including each of our named executive officers (other than Ms. Rangan), effective February 1, 2018, to bring their base salaries to levels that were comparable to those of similarly-situated executives at the companies in our compensation peer group.

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EXECUTIVE COMPENSATION (continued)

The base salaries of our named executive officers (other than Ms. Rangan) for 2018 were:

Named Executive Officer	2017 Base Salary	2018 Base Salary	Percentage Increase
Andrew W. Houston	$400,000	$700,000	75%
Ajay V. Vashee	$400,000	$500,000	20%
Quentin J. Clark	$400,000	$550,000	37.5%
Bart E. Volkmer	$400,000	$450,000	12.5%
Dennis M. Woodside	$400,000	$550,000	37.5%

In connection with her appointment as our chief customer officer, the compensation committee increased the annual base salary of Ms. Rangan from $380,041 to $500,000, an increase of 31.6%, effective August 1, 2018, in order to reflect her increased responsibilities and align Ms. Rangan with similarly-situated executives.

The base salaries paid to our named executive officers during 2018 are set forth in the “Summary Compensation Table for Fiscal 2018” below.

Annual Cash Bonuses

In June 2018, the compensation committee, with input from management, adopted our 2018 annual cash bonus plan (the “2018 Cash Bonus Plan”), which was designed to provide financial incentives for us to meet or exceed the pre-established target level for net revenue established under our 2018 annual operating plan. The 2018 Cash Bonus Plan funded based on our actual achievement against the pre-established target level for the corporate performance measure.

Target Annual Cash Bonus Opportunities

For purposes of the 2018 Cash Bonus Plan, cash bonus payments were based upon an eligible percentage of each participant’s base salary. In February 2018, the compensation committee reviewed the target annual cash bonus opportunities of our executive officers, taking into consideration the recommendations of our chief executive officer (except with respect to his own target annual cash bonus opportunity) as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, the compensation committee decided to maintain the target annual cash bonus opportunities of our executive officers at their 2017 levels. The dollar value of each named executive officer’s target annual cash bonus opportunity increased, however, as a result of the increases to their base salaries.

The 2018 target annual cash bonus opportunities for our named executive officers (other than Ms. Rangan) were:

Named Executive Officer	2018 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2018 Target Annual Cash Bonus Opportunity($)
Andrew W. Houston	65%	$438,438
Ajay V. Vashee	65%	$319,480
Quentin J. Clark	65%	$349,220
Bart E. Volkmer	65%	$289,740
Dennis M. Woodside	65%	$349,220

In connection with her appointment as our chief customer officer in August 2018, the compensation committee increased Ms. Rangan’s target annual cash bonus opportunity from 50% to 65% of Ms. Rangan’s annual base salary effective August 1, 2018.

Potential annual cash bonus payments for our executive officers under the 2018 Cash Bonus Plan ranged from zero to 187.5% of their target annual cash bonus opportunity.

32        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

Corporate Performance Measure

The compensation committee approved annual net revenue as the corporate performance measure under the 2018 Cash Bonus Plan because we believed annual net revenue continued to be the best indicator of our successful execution of our annual operating plan. For purposes of the 2018 Cash Bonus Plan, “net revenue” was to be calculated as reflected in our audited financial statements for 2018.

In June 2018, the compensation committee set the target performance level for annual net revenue at $1.347 million under the 2018 Cash Bonus Plan and approved the performance matrix for funding the 2018 Cash Bonus Plan, as described below.

Upon achievement of target level ± 0.5%, the bonus funding percentage is 100%.

If annual net revenue was below the target performance level, we had to achieve annual net revenue at the threshold performance level of 98% of the target performance level for the 2018 Cash Bonus Plan to fund. At the threshold performance level, the bonus funding percentage was 50%. For annual net revenue above the threshold performance level and below the target performance level, the bonus funding percentage increased linearly up to a bonus funding percentage of 83% at the next 1.0% achievement above the threshold performance level and from that point, the bonus funding percentage increased linearly up to a bonus funding percentage of 100% at 1.5% achievement above the threshold performance level.

If annual net revenue was above the target performance level, the bonus funding percentage began to increase linearly for annual net revenue starting at +0.5% achievement above target performance level up to a bonus funding percentage of 108% at 1.0% achievement above the target performance level and from that point, the bonus funding percentage increased linearly up to a bonus funding percentage of 125% at 2.0% achievement or more above the target performance level. The maximum bonus funding percentage is 125%.

Individual Performance Factor

In determining the amount of annual cash bonus payments under the 2018 Cash Bonus Plan, the compensation committee considered an evaluation of each executive officer’s individual performance for the year. Generally, this evaluation involved, in the case of our chief executive officer, an evaluation of his performance by the compensation committee and, in the case of our other executive officers, an evaluation by our chief executive officer. These evaluations were based on a review of the various individual performance goals established for our executive officers as part of our annual performance evaluation process. For our executive officers other than our chief executive officer, these goals were established, after consultation with each executive officer. These performance goals were not intended to be formulaic, but rather to serve as the framework upon which our chief executive officer could evaluate the executive officer’s overall performance. Such performance goals were established with reference to each individual executive officer’s position or function within the company and included operational metrics that could reflect corporate or departmental goals or could include specific operational goals with respect to their area of responsibility.

2018 Annual Cash Bonus Decisions

In March 2019, the compensation committee, based on its evaluation, as well as the recommendation of our chief executive officer, determined the size of the bonus pool based on our performance during 2018 and determined the cash bonus payments for our executive officers, including our named executive officers, pursuant to the 2018 Cash Bonus Plan. The compensation committee reviewed our actual net revenue performance for 2018 and determined that we had achieved net revenue of $1,392 million, which was 103.3% of our net revenue target for the year. This resulted in the bonus pool being funded at 125% with respect to the corporate performance measure.

Our chief executive officer evaluated the achievement of each executive officer against his or her individual performance objectives and formulated a recommendation for each such executive officer’s annual cash bonus payment for consideration by the compensation committee. These recommendations were based on our chief executive officer’s subjective assessment of each individual’s contributions against the personal performance objectives during the year. In the case of our chief executive officer, the compensation committee evaluated our financial and operational performance for 2018 and formulated a recommended annual cash bonus payment for him.

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EXECUTIVE COMPENSATION (continued)

Based on these evaluations, the compensation committee approved the following annual cash bonus payments for our named executive officers for 2018:

Named Executive Officer	Target Annual Cash Bonus Payment	Annual Cash Bonus Payment	Percentage of Target Annual Cash Bonus Actually Paid
Andrew W. Houston	$438,438	$548,049	125.00%
Ajay V. Vashee	$319,480	$599,025	187.50%
Quentin J. Clark	$349,220	$436,525	125.00%
Yamini Rangan	$245,597	$383,745	156.25%
Bart E. Volkmer	$289,740	$452,719	156.25%

The annual cash bonus payments made to our named executive officers for 2018 are set forth in the “Summary Compensation Table for Fiscal 2018” below.

Long-Term Equity Incentive Compensation

We view long-term equity incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

The amount and forms of the equity awards granted to our executive officers, including our named executive officers, are determined after considering the factors described in “Compensation-Setting Process” above. The size of the equity awards is also intended to be competitive and result in target total direct compensation opportunities that we believe are reasonable and appropriate taking into consideration the factors described in the preceding sentence.

In February and March 2018, the compensation committee approved RSU awards settled for shares of our Class A common stock to certain of our executive officers, including our named executive officers. The number of shares of our Class A common stock subject to the RSU awards granted to our executive officers was determined by the compensation committee after considering the factors described in “Compensation-Setting Process” above.

Differentiation was made among our executive officers based on the compensation committee’s review of the competitive market data for their respective positions, the size of the equity awards previously granted to them in anticipation of our initial public offering, and the committee’s desire to smooth transition to a normalized annual grant program.

The RSU awards granted to our named executive officers in February and March 2018 were as follows:

Named Executive Officer	Restricted Stock Unit Award (number of shares)	Aggregate Grant Date Fair Value
Andrew W. Houston	—	—
Ajay V. Vashee	302,765	$5,201,503
Bart E. Volkmer	149,636	$2,570,746
Quentin J. Clark	—	—
Dennis M. Woodside	436,554	$7,499,998

The time-based RSU awards granted to Messrs. Vashee and Volkmer vest over a three-year period, with one-half of the shares of our Class A common stock subject to the award vesting quarterly during 2019 and the remaining shares vesting in equal quarterly installments over the next two years, contingent upon the named executive officer remaining continuously in service with us through each applicable vesting date.

34        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

The time-based RSU award granted to Mr. Woodside were to vest over a four-year period, with two-thirds of the shares of our Class A common stock subject to the award vesting quarterly during 2020 and the remaining shares vesting in equal quarterly installments during 2021. Upon Mr. Woodside’s resignation the entire amount of this award was forfeited. In addition, in connection with the finalization of the Separation Agreement (defined below), the compensation committee granted Mr. Woodside in September 2018 a fully vested RSU award covering 37,743 shares of our Class A common stock to settle additional amounts owed to him. See “Post-Employment Compensation — Mr. Woodside’s Separation” below.

In connection with her appointment as our chief customer officer, the compensation committee granted Ms. Rangan a time-based RSU for 103,962 shares of our Class A common stock, with a grant date fair value of $2,791,380. This time-based RSU award vests over a four-year period, with such shares vesting in equal quarterly installments from the award grant date contingent upon Ms. Rangan remaining continuously in service with us through each applicable vesting date. This award was in addition to the time-based RSU award made as part of our regular annual focal cycle in February 2018 prior to Ms. Rangan’s appointment to chief customer officer.

The equity awards granted to our named executive officers during 2018 are set forth in the “Summary Compensation Table for Fiscal 2018” and under “Grants of Plan-Based Awards in 2018” below.

Welfare and Health Benefits

We have established a tax-qualified Section 401(k) retirement savings plan for our executive officers, including our named executive officers, and other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions not to exceed the statutory income tax limitation, which was $18,500 in 2018. Currently, we match contributions made by participants in the plan as follows: dollar for dollar up to $1,500 each quarter up to a maximum of $6,000. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”), so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers, including our named executive officers, include medical, dental, and vision insurance, fertility benefits, an employee assistance program, commuter and wellness reimbursement programs, health and dependent care flexible spending accounts, a commuter benefit program, health savings accounts, basic and voluntary life and accidental death and dismemberment insurance and disability insurance. Employees who earn over $260,000 per year are provided with voluntary supplemental long-term disability insurance. All of these benefits are provided to our executive officers on the same basis as to all of our employees.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed, based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2018, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except that we reimburse Mr. Clark for the costs of commuting to and from our offices in San Francisco.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Arrangements

We have entered into written employment letters with our chief executive officer and each of our other executive officers, including our other named executive officers. Each of these arrangements was approved on our behalf by the compensation committee or our board of directors.

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EXECUTIVE COMPENSATION (continued)

In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that we would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure, balancing both competitive and internal equity considerations.

Each of our employment arrangements provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time with or without cause) and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, participation in our employee benefit programs, an equity award recommendation, and, in some cases, sign-on bonuses and reimbursement or payment of relocation expenses. These employment arrangements also prohibit the executive officer from engaging directly or indirectly in competition with us during their employment, diverting our customers to a competitor, or disclosing our confidential information or business practices, and recruiting or soliciting any of our employees for a period after their employment.

Our named executive officers are also eligible to enter into change in control and severance agreements with the company. These post-employment compensation terms are discussed in “Post-Employment Compensation” below.

Post-Employment Compensation

We have entered into change in control and severance agreements with each of our executive officers, including each of our named executive officers. These agreements provide these individuals with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the company.

We believe that these protections were necessary to induce these individuals to accept a demanding position with the company and help retain them. These arrangements provide reasonable compensation to an executive officer if they leave our employ under certain circumstances to facilitate transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain our executive officers’ continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the company. The terms and conditions were approved by our board of directors after an analysis of competitive market data.

All payments and benefits in the event of a change in control of the company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the company, and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

In the event of a change in control of the company, to the extent Section 280G or 4999 of the Code is applicable to an executive officer, including a named executive officer, such individual is entitled to receive whichever of the following results in him or her receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes:

•	payment of the full amounts specified in the policy to which they are entitled; or
•	payment of such lesser amount that does not trigger the excise tax imposed by Section 4999.

We have no obligation to provide Section 280G gross-up payments.

We believe that having in place reasonable and competitive post-employment compensation arrangements in the event of a change in control are essential to attracting and retaining highly-qualified executive officers. We do not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

36        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

For a summary of the post-employment compensation arrangements that were in effect with our named executive officers during 2018, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a trigger event had occurred on December 31, 2018, see “Potential Payments Upon Termination or Change in Control” below.

Mr. Woodside’s Separation

In connection with Mr. Woodside’s resignation as our chief operating officer, we entered into a separation and release agreement (the “Separation Agreement’’) with him in August 2018. The Separation Agreement was substantially consistent with the severance arrangements previously negotiated as part of Mr. Woodside’s offer of employment. Under the Separation Agreement, Mr. Woodside received:

•	an amount equal to 12 months of his then-current base salary, payable in the form of salary continuation;
•	payment of the premiums for COBRA continuation coverage until the earlier of (i) 12 months after the date of his separation from service, (ii) the date he becomes covered under another employer’s group health plan, or (iii) the date he ceases to be eligible for COBRA continuation coverage for any reason; and
•	accelerated vesting of all of his outstanding and unvested equity awards as if he had remained employed for an additional six months from the date of his separation from service.

In exchange for these payments, Mr. Woodside executed a general release of claims in favor of Dropbox Inc. and its affiliates and, as set forth in the Separation Agreement, confirmed his confidentiality obligations to us. The Separation Agreement also contained customary non-disparagement covenants.

In addition, in connection with the finalization of the Separation Agreement, the compensation committee granted Mr. Woodside in September 2018 a fully vested RSU award covering 37,743 shares of our Class A common stock to settle additional amounts owed to him.

The following table sets forth the payments Mr. Woodside was entitled to receive in connection with his Separation Agreement.

Executive	Base Salary Component	Cash Bonus Component	Value of Accelerated Equity Awards(1)	Additional Equity Grant(2)	Value of Benefits	Total
Dennis M. Woodside	$550,000	—	$10,013,699	$1,012,645	$25,132	$11,601,476
(1)	Value based on a per share price of $26.96, which was the closing price as reported on September 4, 2018, the date of acceleration.
(2)	Represents the grant-date fair value of the RSUs calculated in accordance with ASC Topic 718.

Other Compensation Policies

Equity Award Grant Policy

Our board of directors approved a policy for granting RSUs and other equity awards covering shares of our Class A common stock under our 2018 Equity Incentive Plan and such other equity compensation plans as it may adopt from time to time (other than other than automatic, nondiscretionary equity awards granted to non-employee members of the board of directors, which are made pursuant to our separate director compensation policy, see “Director Compensation” above). New hire grants are generally granted on a monthly basis, and annual grants of equity awards are made to employees once per year, except that each committee and the board have authority to grant occasional retention, promotion or merit equity during the year in a manner that is otherwise consistent with the terms of the policy. Annual equity awards to Section 16 officers are generally scheduled to be approved at a meeting of the compensation committee the first quarter after the fourth fiscal quarter earnings announcement. If an equity award is approved in a month, it generally is granted effective as of first day of the following month, other than awards that are approved or otherwise issued by means of an assumption of or substitution for equity awards pursuant to a merger, acquisition, or other corporate transaction, in which case such awards shall be issued in accordance with the definitive agreement governing such corporate transaction. Unless otherwise determined by the compensation committee or the board, the formula for determining the number of shares subject to each equity award that constitutes an RSU award will be: the “award value” divided by the weighted average closing price of a share for the trading days occurring in the month prior to the month of the grant date, as reported on Nasdaq.

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EXECUTIVE COMPENSATION (continued)

Hedging and Pledging Prohibitions

As part of our Insider Trading Policy, our employees (including our executive officers and the non-employee members of our board of directors) are prohibited from trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding shares of our common stock.

In addition, our employees (including our executive officers and the non-employee members of our board of directors) are prohibited from holding our common stock in a margin account or pledging our securities as collateral for a loan.

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the Code, subject to certain exceptions. The regulations promulgated under Section 162(m) of the Code currently contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held. Under this rule, certain compensation granted during a transition period (and, with respect to RSU awards, that is paid out before the end of the transition period) currently is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering, and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, the compensation committee has not adopted a policy that all equity or other compensation must be deductible.

In approving the amount and form of compensation for our executive officers, the compensation committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m) of the Code. The compensation committee may, in its judgment, approve compensation that may not be deductible for federal income tax purposes when it believes that such compensation is in our best interests or the best interests of our stockholders.

While the transition rule for newly-public companies may help minimize the effect of the Section 162(m) deduction limit in the short-term, it is possible, going forward, that some portion of our executive officer compensation might not be fully deductible by us for federal income tax purposes.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the change in control and severance agreements or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Accounting for Stock-Based Compensation

Our compensation committee considers accounting effects in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may realize no value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

38        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

In December 2017, the board of directors approved a grant to our co-founders of restricted stock awards, or RSAs, with respect to 14.7 million shares of Class A common stock in the aggregate, or collectively, the Co-Founder Grants, of which 10.3 million RSAs were granted to Mr. Houston, our co-founder and chief executive officer, and 4.4 million RSAs were granted to Mr. Ferdowsi, our co-founder and director. These Co-Founder Grants have service-based, market-based, and performance-based vesting conditions. The Co-Founder Grants are eligible to vest over the ten-year period following the date Dropbox’s shares of Class A common stock began trading on Nasdaq in connection with our IPO, which occurred on March 23, 2018. The Co-Founder Grants comprise nine tranches that are eligible to vest based on the achievement of stock price goals (each, a “Stock Price Target”), measured over a consecutive thirty-day trading period during the Performance Period, which will begin on January 1, 2019. See “Co-Founder Grants” below.

We estimated the grant date fair value of the Co-Founder Grants using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the Stock Price Targets may not be satisfied. The average grant date fair value of each Co-Founder Grant was estimated to be $10.60 per share, and we will recognize total stock-based compensation expense of $156.2 million over the requisite service period of each tranche, which ranged from 2.9 to 6.9 years, using the accelerated attribution method. If the Stock Price Targets are met sooner than the derived service period, we will adjust our stock-based compensation to reflect the cumulative expense associated with the vested awards. We will recognize stock-based compensation expense if the requisite service period is provided, regardless of whether the market conditions are achieved.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders         39

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Dropbox’s Annual Report on Form 10-K for our fiscal year ended December 31, 2018.

Compensation Committee

Condoleezza Rice (Chair)
Robert J. Mylod, Jr.
R. Bryan Schreier

40        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

Compensation Risk Assessment

Our management regularly assesses and discusses with the compensation committee our compensation programs, policies, and practices for our employees as they relate to our risk management. In this regard, we undertake a risk review of our employee compensation programs, policies, and practices (including our executive compensation program) each year to determine whether these programs, policies, and practices contain features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. Based upon this review, we believe that any risks arising from such programs, policies, and practices are not reasonably likely to have a material adverse effect on us.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our compensation policies and the risk mitigation features of our cash bonus plans help mitigate this risk and our performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most non-executive employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A significant proportion of the compensation provided to most of our employees involves long-term incentive compensation in the form of equity awards that we believe are important to help further align our employees’ interests with those of our stockholders. These equity awards directly tie their expectations of compensation to their contributions to the long-term value of our company. We do not believe that these equity awards encourage unnecessary or excessive risk-taking given their multi-year vesting schedules and since their ultimate value is tied to our stock price.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders        41

EXECUTIVE COMPENSATION (continued)

Summary Compensation Table for Fiscal Year 2018

Name and principal position	Year	Salary ($)		Bonus ($)		Stock awards ($)(1)		Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)		Total ($)
Andrew W. Houston Chief Executive Officer and Co-Founder
	2018	675,000		—		—		548,049	6,000		1,229,049
	2017	400,000		—		109,569,500	(4)	260,000	3,000		110,232,500
	2016	325,000		—		—		210,000	3,000		538,000

Ajay V. Vashee Chief Financial Officer
	2018	491,667		—		5,201,503		599,025	6,000		6,298,195
	2017	400,000		—		1,217,544		260,000	3,000		1,880,544
	2016	276,782		58,812	(5)	8,373,630		210,000	3,000		8,922,224

Quentin J. Clark(6) Chief Technology Officer and Senior Vice President, Engineering, Product, and Design
	2018	514,553		—		—		436,525	61,354	(7)	1,012,432
	2017	130,513		340,000	(8)	34,080,000		84,055	16,136	(9)	34,650,704

Yamini Rangan(10) Chief Customer Officer
	2018	428,054		—		3,391,546		383,745	6,000		4,209,345

Bart E. Volkmer General Counsel
	2018	445,833		58,813	(11)	2,570,746		452,719	6,000		3,534,111
	2017	400,000		117,625		760,965		325,000	3,000		1,606,590
	2016	300,686		58,812		3,941,995		262,500	3,000		4,566,993
Dennis M. Woodside Former Chief Operating Officer
	2018	908,397	(12)	—		8,512,643		—	10,042,622	(13)	19,463,662
	2017	400,000		—		19,785,090		260,000	3,000		20,448,090
	2016	337,500		—		37,683,998		210,000	3,000		38,234,498
(1)	Unless otherwise described in the footnotes below, the amounts reported represent the aggregate grant-date fair value of RSUs calculated in accordance with ASC Topic 718.
(2)	The amounts reported represent the amounts payable under our cash bonus plans for 2016, 2017, and 2018, respectively. See “Compensation Elements—Cash Bonuses” above.
(3)	Unless otherwise noted, the amount reported reflects matching 401(k) contributions of $3,000 in 2016 and 2017 and $6,000 in 2018.
(4)	The amount reported represents the aggregate grant-date fair value of RSAs calculated in accordance with ASC Topic 718. RSAs are eligible to vest over a period of up to ten years based on the achievement of certain stock price goals measured over a consecutive thirty-day trading period during a performance period. We calculated the grant date fair value based on multiple stock price paths developed through the use of a Monte Carlo simulation. The assumptions used in calculating the grant-date fair value of the RSAs reported in this column are set forth in “Accounting for Stock-Based Compensation” above.

42        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

(5)	Amount reported reflects partial payment of a retention cash bonus granted to Mr. Vashee. Concurrent with his promotion to chief financial officer, Mr. Vashee entered into an agreement cancelling all future installments of his retention cash bonus.
(6)	Mr. Clark joined us in September 2017, and therefore his salary and non-equity incentive plan compensation set forth in the table above were prorated for the portion of 2017 in which he was employed with us.
(7)	Amount reported represents a transportation allowance (to and from work) of $55,354, as well as a matching 401(k) contribution of $6,000.
(8)	Amount reported represents a one-time signing bonus paid in connection with Mr. Clark’s hiring in 2017.
(9)	Amount reported represents a transportation allowance (to and from work) of $13,136 as well as a matching 401(k) contribution of $3,000.
(10)	In connection with her appointment as our chief customer officer in September 2018, Ms. Rangan (1) received a salary increase to $500,000; (2) increased her target bonus to 65%; and (3) received a time-based RSU award with a grant date fair value of $2,791,380, with such shares vesting in equal quarterly installments over four years from the award grant date, contingent upon her remaining continuously employed by us through each applicable vesting date.
(11)	Amounts reported in all years under “Bonus” for Mr. Volkmer represent payments of a retention cash bonus.
(12)	Mr. Woodside stepped down as our chief operating officer on September 4, 2018. Amount reported represents Mr. Woodside’s salary prorated for the portion of 2018 in which he was employed with us, plus severance benefits equal to 100% of his annual base salary.
(13)	Amount reported represents a matching 401(k) contribution of $3,791 and the following additional severance benefits: (1) payment of the premiums for COBRA continuation coverage for 12 months equal to $25,132 and (2) accelerated vesting of all of Mr. Woodside’s outstanding and unvested equity awards as if he had remained employed for an additional six months from the date of his separation from service, equal to $10,013,699. See “Post-Employment Compensation—Mr. Woodside’s Separation” above.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders         43

EXECUTIVE COMPENSATION (continued)

Grants of Plan-Based Awards in 2018

The following table shows all plan-based awards granted to our named executive officers during fiscal 2018.

		Estimated Future Payouts Under Non- Equity Incentive Plan Award($)(1)			Equity Grants
Name	Grant Date	Threshold	Target	Maximum	Number of Units		Grant Date Fair Value($)(2)
Andrew W. Houston	2/22/18	109,610	438,438	822,071	—		—
Ajay V. Vashee	2/22/18	—	—	—	302,765		5,201,503
	2/22/18	79,870	319,480	599,025	—		—
Quentin J. Clark	2/22/18	87,305	349,220	654,788	—		—
Yamini Rangan	2/22/18	—	—	—	34,934		600,166
	2/22/18	61,399	245,597	460,494	—		—
	9/1/18	—	—	—	103,962		2,791,380
Bart E. Volkmer	2/22/18	—	—	—	149,636		2,570,746
	2/22/18	72,435	289,740	543,263	—		—
Dennis M. Woodside	2/22/18	87,305	349,220	654,788	—		—
	3/9/18	—	—	—	436,554	(3)	7,499,998
	10/1/18	—	—	—	37,743		1,012,645
(1)	Each of these grants was made pursuant to our 2018 Cash Bonus Plan, as described in greater detail under “Compensation Elements—Cash Bonus” above.
(2)	Amounts reported represent the aggregate grant-date fair value of RSUs calculated in accordance with ASC Topic 718.
(3)	The entire amount of this award was forfeited upon Mr. Woodside’s resignation in September 2018.

44        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

Outstanding Equity Awards at 2018 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2018.

Name	Grant date	Option awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)(1)
Andrew W. Houston	12/12/17(2)	—	—	—	—	10,333,333	211,109,993
Ajay V. Vashee	6/21/2014(3)	—	—	—	—	4,444	90,791
	5/29/2015(4)	—	—	—	—	1,222	24,965
	5/4/2017(5)	—	—	—	—	53,332	1,089,573
	2/22/2018(6)	—	—	—	—	302,765	6,185,489
Quentin J. Clark	9/8/17(7)	—	—	—	—	1,375,000	28,091,250
Yamini Rangan	1/28/2016(8)	—	—	—	—	41,664	851,196
	3/8/2017(9)	—	—	—	—	16,664	340,446
	9/8/2017(9)	—	—	—	—	12,836	262,239
	2/22/2018(9)	—	—	—	—	28,382	579,844
	9/1/2018(9)	—	—	—	—	97,464	1,991,190
Bart E. Volkmer	3/11/2013	90,133	—	4.28	3/10/2023	—	—
	6/21/2014(3)	—	—	—	—	1,556	31,789
	5/29/2015(4)	—	—	—	—	1,312	26,804
	12/14/2015(9)	—	—	—	—	9,999	204,280
	5/4/2017(5)	—	—	—	—	33,332	680,973
	2/22/2018(6)	—	—	—	—	149,636	3,057,063
Dennis M. Woodside	—	—	—	—	—	—	—
(1)	The closing price of our Class A common stock on December 31, 2018 was $20.43.
(2)	This award represents RSAs granted to Mr. Houston pursuant to a stand-alone restricted stock award agreement. The shares underlying the RSAs are Class A common stock. RSAs vest over a period of up to ten years upon achievement of service-based, market-based, and liquidity event-related performance vesting conditions. See “Co-Founder Grants” below.
(3)	20% of the shares of our Class B common stock underlying the RSUs vested on April 1, 2015, and an additional 1/20th of the total number of shares of our Class A common stock underlying the RSUs vests in equal quarterly installments on February 15, May 15, August 15, and November 15 (the “Quarterly Vesting Dates”) thereafter, subject to continued service through each such Quarterly Vesting Date.
(4)	Approximately 77% of the shares of our Class B common stock underlying the RSUs vested on March 23, 2018, when the liquidity event-related performance vesting condition was satisfied in connection with our initial public offering, and an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs vests in equal quarterly installments on the Quarterly Vesting Dates, subject to continued service through each such vesting date.
(5)	1/12th of the total number of shares of our Class B common stock underlying the RSUs vests in equal quarterly installments on the Quarterly Vesting Dates, subject to continued service through each such vesting date.
(6)	1/8th of the total number of shares of our Class A common stock underlying the RSUs vest in equal quarterly installments on the Quarterly Vesting Dates between February 15, 2019 and February 15, 2020, and an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs vests in equal quarterly installments on the Quarterly Vesting Dates thereafter, subject to continued service through each such vesting date.
(7)	25% of the shares of our Class A common stock underlying the RSUs vested on August 15, 2018, and an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs vests in equal quarterly installments on the Quarterly Vesting Dates, subject to continued service through each such vesting date.
(8)	25% of the shares of our Class B common stock underlying the RSUs vested on January 15, 2017, and an additional 1/16th of the total number of shares of our Class B common stock underlying the RSUs vests in equal quarterly installments on the Quarterly Vesting Dates, subject to continued service through each such vesting date.
(9)	1/16th of the total number of shares of our Class A common stock underlying the RSUs vests in equal quarterly installments on the Quarterly Vesting Dates, subject to continued service through each such vesting date.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders         45

EXECUTIVE COMPENSATION (continued)

Co-Founder Grants

In December 2017, our board of directors approved a grant to our co-founders of RSAs with respect to 14.7 million shares of Class A common stock in the aggregate (the “Co-Founder Grants”) of which 10.3 million RSAs were granted to Mr. Houston, our co-founder and chief executive officer, and 4.4 million RSAs were granted to Mr. Ferdowsi, our co-founder and director. These Co-Founder Grants have service-based, market-based, and performance-based vesting conditions. These Co-Founder Grants have certain stockholder rights, such as the right to vote the shares immediately upon grant and prior to their vesting. The Co-Founder Grants are eligible to vest over the ten-year period following the closing of this offering. The Co-Founder Grants comprise nine tranches that are eligible to vest based on the achievement of stock price goals (each, a “Stock Price Target”), measured over a consecutive thirty-day trading period during the Performance Period, as follows:

•	The Performance Period began on August 27, 2018, and ends on the earliest to occur of: (i) the date on which all shares subject to the Co-Founder Grants vest, (ii) the date the applicable co-founder ceases to satisfy the service-based vesting condition, and (iii) the tenth anniversary of the IPO Date.
•	During the first four years of the Performance Period, no more than 20% of the shares subject to each Co-Founder Grant are eligible to vest in any calendar year. After the first four years, all shares are eligible to vest based on the achievement of the Company Stock Price Targets.

We estimated the grant date fair value of the Co-Founder Grants using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the Stock Price Targets may not be satisfied. The average grant date fair value of each Co-Founder Grant was estimated to be $10.60 per share, and we will recognize total stock-based compensation expense of $156.2 million over the requisite service period of each tranche, which ranged from 2.9 to 6.9 years, using the accelerated attribution method. If the Stock Price Targets are met sooner than the derived service period, we will adjust our stock-based compensation to reflect the cumulative expense associated with the vested awards. We will recognize stock-based compensation expense if the requisite service period is provided, regardless of whether the market conditions are achieved.

In the period the relevant performance vesting condition becomes probable, we will recognize the cumulative unrecognized expense of our two-tier RSUs and Co-Founder Grants, which will increase our cost of revenue and operating expenses with respect to our two-tier RSUs, and will increase our general and administrative expenses with respect to our Co-Founder Grants, for the quarter and year of our initial public offering. We expect that our research and development expenses will be the line item most significantly impacted by the cumulative expense to be recognized.

See “Accounting for Stock-Based Compensation” above for more information.

46        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

Option Exercises and Stock Vested in 2018

The following table shows all stock awards vested, and value realized upon vesting, by our named executive officers during fiscal 2018. No named executive officer exercised stock options during fiscal 2018.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Andrew W. Houston	—	—
Ajay V. Vashee	509,520	11,585,403
Quentin J. Clark	625,000	17,430,000
Yamini Rangan	80,228	2,010,373
Bart E. Volkmer	464,254	9,079,760
Dennis M. Woodside	1,779,578	42,908,188
(1)	The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of Dropbox’s Class A common stock on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price of Dropbox’s Class A common stock on the immediately preceding trading day).

Potential Payments on Termination or Change in Control

In order to recruit and maintain a stable and effective management team, the compensation committee believes it is appropriate and necessary to provide assurance of certain severance and change in control benefits approved by the compensation committee, in consultation with Compensia. We entered into change in control and severance agreements with each of our named executive officers that provide for the severance and change in control benefits described below. In April 2019, we entered into an amended and restated change in control and severance agreement with certain of our named executive officers that provides for the material amendments described below (the “April 2019 Amendment”).

Basic Severance

If a named executive officer’s employment is terminated by us other than for “cause,” death, or “disability” or they resign for “good reason” (as such terms are defined in their change in control and severance agreement), in either case, outside the Change in Control Period (as defined below), they will be eligible to receive the following payments and benefits:

•	a lump-sum payment equal to 50% of annual base salary as of immediately before their termination (or, if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction);
•	if they elect to continue health insurance coverage for themselves and their eligible dependents under COBRA, our payment of the monthly premium for such COBRA continuation coverage for up to 6 months (or monthly taxable payments to the NEO in lieu of our payment of such premiums);
•	in the case of Messrs. Volkmer, and Vashee, 25% accelerated vesting of all outstanding equity awards and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels; and
•	in the case of Mr. Clark and Ms. Rangan, 6 months accelerated vesting of the unvested portion of outstanding time-based equity awards. This accelerated vesting provisions were added by the April 2019 Amendment. Prior to the April 2019 Amendment, Mr. Clark and Ms. Rangan were not entitled to vesting acceleration benefits under a qualified termination outside the Change in Control Period.

The receipt of the payments and benefits above is conditioned on the named executive officer timely signing and not revoking a release of claims, returning all documents and property belonging to us, and resigning from all officer and director positions with us.

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EXECUTIVE COMPENSATION (continued)

The following table describes the potential payments that would have been provided to each of our named executive officers (other than Mr. Woodside, as he resigned from the company in September 2018) in the event that they were involuntarily terminated by Dropbox without cause or resigned for good reason outside of a change of control context, assuming such termination occurred on December 31, 2018. For a summary of the material terms of Mr. Woodside’s severance agreement and the payments Mr. Woodside was entitled to receive, see “Post-Employment Compensation—Mr. Woodside’s Separation” above.

Name	Base Salary Component ($)	Cash Bonus Component	Value of Accelerated Equity Awards ($)(1)	Value of Benefits ($)	Total ($)
Andrew W. Houston	350,000	N/A	N/A	3,556	353,556
Ajay V. Vashee	250,000	N/A	1,847,705	6,574	2,104,279
Quentin J. Clark	275,000	N/A	N/A	12,566	287,566
Yamini Rangan	250,000	N/A	N/A	11,088	261,088
Bart E. Volkmer	225,000	N/A	1,000,227	12,566	1,237,793
(1)	Value based on a per share price of $20.43, which was the closing price as reported on December 31, 2018.

Change of Control Severance

If, within the three-month period before or after the 12-month period following a change in control (such period, the “Change in Control Period”), a named executive officer’s employment is terminated by us other than for cause, death, or disability or they resign for “good reason” (as defined in their change in control and severance agreement), they will be entitled to the following benefits:

•	a lump-sum payment equal to 100% of their annual base salary as of immediately before their termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;
•	a lump-sum payment equal to 100% of their target annual bonus (for the year of their termination);
•	if they elect to continue health insurance coverage for themselves and their eligible dependents under COBRA, our payment of the monthly premium for such COBRA continuation coverage for up to 12 months (or monthly taxable payments to him or her in lieu of our payment of such premiums); and
•	100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels.

The receipt of the payments and benefits above is conditioned on the named executive officer timely signing and not revoking a release of claims, returning all documents and property belonging to us, and resigning from all officer and director positions with us.

In addition, if any of the payments or benefits provided for under a change in control and severance agreement or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments to our named executive officers.

48        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

The following table describes the potential payments that would have been provided for each of our named executive officers (other than Mr. Woodside, as he resigned from the company in September 2018 and did not receive any such benefits) upon termination of employment in connection with a change of control of Dropbox as described above, assuming such termination had occurred on December 31, 2018.

Name(1)	Base Salary Component ($)	Cash Bonus Component ($)	Value of Accelerated Equity Awards ($)(2)		280G Gross-up	Value of Benefits ($)	Total ($)
Andrew W. Houston	700,000	438,438	0	(3)	N/A	7,113	1,145,551
Ajay V. Vashee	500,000	319,480	7,390,818		N/A	13,149	8,223,447
Quentin J. Clark	550,000	349,220	28,091,250		N/A	25,132	29,015,602
Yamini Rangan	500,000	245,597	4,024,915		N/A	22,177	4,792,689
Bart E. Volkmer	450,000	289,740	4,000,909		N/A	25,132	4,765,781
(1)	All of our named executive officers are subject to a better-after-tax provision whereby Dropbox would either pay such person (i) the full amount of their severance benefits or, alternatively (ii) an amount of certain severance benefits otherwise payable to them such that the severance benefits will not be subject to the tax imposed by Section 4999 of the Code, whichever produces the better after-tax result for such named executive officer.
(2)	Value based on a per share price of $20.43, which was the closing price as reported on December 31, 2018.
(3)	Excludes 10,333,333 shares of Class A common stock underlying RSAs subject to Mr. Houston’s Co-Founder Grant. In the event of an acquisition of Dropbox before the end of the performance period of the Co-Founder Grant, the grant may be eligible to vest into additional of shares if the per share deal price in the acquisition causes a stock price target that has not previously been achieved to be satisfied, in which case the tranche(s) of shares corresponding to such stock price target will vest. Additionally, if the acquisition price falls between a stock price target that has been achieved and one that has not, then a portion of that tranche of shares will vest based on a linear interpolation between each of these stock price targets. See “Co-Founder Grants” above for more information.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders         49

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2018. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders. The table does not include information with respect to shares subject to outstanding awards assumed by Dropbox in connection with acquisitions of the companies that originally granted those awards. As of December 31, 2018, no assumed equity awards were outstanding.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	26,205,049(2)	$14.68(3)	30,928,489(4)
(1)	Includes our 2008 Equity Incentive Plan (“2008 Plan”), 2017 Equity Incentive Plan (“2017 Plan”) and 2018 Equity Incentive Plan (“2018 Plan”). Our 2008 Plan was terminated effective March 7, 2017 and our 2017 Plan was terminated effective March 20, 2018.
(2)	Includes 26,205,049 shares subject to options and RSUs outstanding as of December 31, 2018 that were issued under the 2008 Plan, 2017 Plan, and 2018 Plan.
(3)	RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4)	As of December 31, 2018, an aggregate of 57,133,538 shares of Class A common stock were available for issuance under our 2018 Plan.

50        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2019 for:

•	each of our directors;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 238,779,695 shares of our Class A common stock, 187,367,040 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of March 15, 2019. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 15, 2019 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 15, 2019, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Dropbox, Inc., 333 Brannan Street San Francisco, California 94107. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Amount and nature of beneficial ownership								% of total voting power#
Name of beneficial owner	Class A Common shares		%		Class B Common shares†		%
Named executive officers and directors:
Andrew W. Houston(1)	11,146,461		4.7%		83,193,914		44.4%		39.9%
Arash Ferdowsi(2)	4,800,000		2%		31,902,033		17%		15.3%
Quentin J. Clark	271,802			*	—		—			*
Yamini Rangan	79,828			*	—		—			*
Bart E. Volkmer	149			*	363,250	(3)		*		*
Ajay V. Vashee	47,551			*	376,857			*		*
Dennis M. Woodside	1,854,237			*	—		—			*
Donald W. Blair	26,667			*	—		—			*
Paul E. Jacobs(4)	226,044			*	—		—			*
Robert J. Mylod, Jr.(5)	168,797			*	—		—			*
Condoleezza Rice	52,766			*	—		—			*
R. Bryan Schreier(6)	223,955			*	—		—			*
Margaret C. Whitman(7)	26,667			*	34,901			*		*
All current executive officers and directors as a group (12 persons)	17,070,687	(8)	7.15%		115,870,955	(9)	61.8%		55.6%

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders        51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (continued)

	Amount and nature of beneficial ownership					% of total voting power#
Name of beneficial owner	Class A Common shares	%		Class B Common shares†	%
Greater than 5% stockholders
Entities affiliated with Sequoia Capital(10)	14,104		*	65,378,585	34.9%	30.9%
Entities affiliated with Accel(11)	16,189,638	6.7%		—	—		*
Entities affiliated with FMR(12)	12,737,377	5.3%		—	—		*
†	The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of Class A common stock.
#	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Consists of (i) 716,728 shares of Class A common stock and 7,893,764 shares of Class B common stock held by the Houston Remainder Trust dated 12/30/2010, for which Mr. Houston serves as trustee, (ii) 73,103,073 shares of Class B common stock held by the Andrew W. Houston Revocable Trust dated 9/7/2011, for which Mr. Houston serves as trustee, (iii) 500,500 shares of Class B common stock held by the Houston 2012 Irrevocable Children’s Trust dated 4/12/2012, for which Mr. Houston serves as trustee, (iv) 10,333,333 shares of Class A common stock underlying RSAs, and (v) 96,400 shares of Class A common stock and 1,696,577 shares of Class B common stock subject to certain proxy agreements, in which Mr. Houston has voting power over the shares.
(2)	Consists of (i) 400,000 shares of Class A common stock and 2,900,802 shares of Class B common stock held by the Arash Ferdowsi Remainder Trust dated 3/21/2011, for which Mr. Ferdowsi serves as trustee, (ii) 28,636,583 shares of Class B common stock held by the Arash Ferdowsi Revocable Trust dated 4/20/2012, for which Mr. Ferdowsi serves as trustee, (iii) 4,400,000 shares of Class A common stock underlying RSAs, and (iv) 364,648 shares of Class B common stock subject to certain proxy agreements, in which Mr. Ferdowsi has voting power over the shares.
(3)	Consists of (i) 273,117 shares of Class B common stock held by Mr. Volkmer and (ii) 90,133 shares of Class B common stock subject to options that are immediately exercisable within 60 days of March 15, 2019.
(4)	Consists of (i) 172,711 shares of Class A common stock held by the Paul E. Jacobs Trust dated November 7, 2014, for which Mr. Jacobs serves as trustee, (ii) and 53,333 shares of Class A common stock held by Mr. Jacobs.
(5)	Consists of (i) 122,698 shares of Class A common stock held by Annox Capital, LLC, or Annox, and (ii) 46,099 shares of Class A common stock held by Mr. Mylod. Mr. Mylod, one of our directors, is the managing member of Annox and has sole voting and investment control over the shares held by Annox.
(6)	Consists of 223,955 shares of Class A common stock held by family trust. Excludes shares listed in footnote 9 below, which are held by entities affiliated with Sequoia Capital. Mr. Schreier, one of our directors, is a non-managing member of SC XII LLC.
(7)	Consists of (i) 34,901 shares of Class B common stock held by held by Sweetwater Trust UAD 10/15/1999, for which Ms. Whitman and her spouse serve as trustees, and (ii) 26,667 shares of Class A common stock held by Ms. Whitman.
(8)	Consists of (i) 17,070,687 shares of Class A common stock beneficially owned by our executive officers and directors.
(9)	Consists of (i) 115,780,822 shares of Class B common stock beneficially owned by our executive officers and directors, (ii) 90,133 shares of Class B common stock subject to options that are immediately exercisable within 60 days of March 15, 2019.
(10)	Consists of (i) 57,134,359 shares of Class B common stock held by Sequoia Capital XII, L.P., or SC XII, (ii) 6,106,357 shares of Class B common stock held by Sequoia Capital XII Principals Fund, LLC, or SC XII PF, (iii) 2,137,869 shares of Class B common stock held by Sequoia Technology Partners XII, L.P., or STP XII, and (iv) 14,104 shares of Class A common stock held by Sequoia Capital U.S. Venture 2010 – Seed Fund, L.P.. SC XII Management, LLC, or SC XII LLC, is the general partner of each of SC XII and STP XII, and the managing member of SC XII PF. As a result, and by virtue of the relationships described in this footnote, SC XII LLC may be deemed to share beneficial ownership of the shares held by SC XII, SC XII PF, and STP XII. The address for these entities is 2800 Sand Hill Road #101, Menlo Park, California 94025.
(11)	Based on information reported, as of December 31, 2018, on Schedule 13G filed with the SEC on February 13, 2019 by Accel X L.P., a Delaware limited partnership, Accel X Strategic Partners L.P., a Delaware limited partnership, Accel X Associates L.L.C., a Delaware limited liability company, Accel Investors 2008 L.L.C., a Delaware limited liability company, Accel Investors 2010 L.L.C., a Delaware limited liability company, Accel XI L.P., a Delaware limited partnership, Accel XI Strategic Partners L.P., a Delaware limited partnership, Accel XI Associates L.L.C., a Delaware limited liability company, Accel Investors 2013 L.L.C., a Delaware limited liability company, Accel Leaders Fund L.P., a Delaware limited partnership, Accel Leaders Fund Associates L.L.C., a Delaware limited liability company, and Accel Leaders Fund Investors 2016 L.L.C., a Delaware limited liability company. The address listed for these entities is 500 University Avenue, Palo Alto, California 94301.
(12)	Based on information reported, as of December 31, 2018, on Schedule 13G filed with the SEC on February 13, 2019 by FMR LLC. The address listed is 245 Summer Street, Boston, Massachusetts 02210.

52        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Amended and Restated Investors’ Rights Agreement

We are party to our amended and restated investors’ rights agreement, or IRA, dated as of January 30, 2014, which provides, among other things, that certain holders of our capital stock, including entities affiliated with each of Sequoia Capital, Accel, and T. Rowe Price, have a right to include shares in a registration statement that we are otherwise filing. Mr. Schreier is affiliated with Sequoia Capital.

Commercial Arrangement

We also have a commercial relationship with HPE, of which Ms. Whitman served as chief executive officer from November 2015 to February 2018. The commercial relationship includes infrastructure equipment under capital leases, the purchase of commercial products and other services, and a multi-year subscription agreement for access to the Dropbox platform. During 2018, we received payments of $2.1 million for services rendered to HPE. During 2018, we made payments of $79.1 million for capital leases and commercial products and services provided by HPE.

Policies and Procedures for Related Person Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

Under this policy, all related person transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party and (ii) the extent of the related person’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies, (ii) director compensation arrangements governed by our standard director compensation policies, (iii) transactions with another company at which a related person’s only relationship is as an employee, other than an executive officer or director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues, (iv) charitable contributions, grants or endowments by us to a charitable organization, foundation or university where the related person’s only relationship is as an employee, other than an executive officer or director, if the aggregate amount involved does not exceed the lesser of $100,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction available to all U.S. employees generally, and (vi) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders        53

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2018, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2018 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2018 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.dropbox.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Dropbox, Inc., Attention: Investor Relations, 333 Brannan Street, San Francisco, California 94107.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 9, 2019

54        Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders

Directions to Dropbox, Inc.
Corporate Headquarters

Sevtember Conference Room
333 Brannan St.
San Francisco, CA 94107

From San Francisco Airport and points south:

•	Travel north on Highway 101
•	Take Exit 430A toward Downtown San Francisco
•	Merge onto Interstate 280 N
•	Take Exit 57 for Sixth Street
•	Turn Right on Brannan Street
•	Dropbox’s Corporate Headquarters will be on the right side

From Oakland Airport and the East Bay:

•	Travel north on Interstate 880 N
•	Take the Interstate 80 exit towards San Francisco
•	Merge onto Interstate 80 W
•	Take Exit 2B toward Harrison St./Embarcadero
•	Turn left on Harrison Street
•	Turn left on 2nd Street
•	Turn right on Brannan Street
•	Dropbox’s Corporate Headquarters will be on the left side

Dropbox, Inc. Proxy Statement and Notice of 2019 Annual Meeting of Stockholders        55

DROPBOX, INC.333 BRANNAN STREET SAN FRANCISCO, CA 94107 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/DBX2019 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY E54739-P16392 DROPBOX, INC. The Board of Directors recommends you vote FOR each of the following nominees: 1. The election of eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified; Nominees: 01) Andrew W. Houston 02) Arash Ferdowsi 03) Donald W. Blair 04) Paul E. Jacobs 05) Robert J. Mylod, Jr. 06) Condoleezza Rice 07) R. Bryan Schreier 08) Margaret C. Whitman The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; For Against Abstain 3. To approve, on an advisory basis, the compensation of our named executive officers; For Against Abstain The Board of Directors recommends you vote 1 YEAR on the following proposal: 4. To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and 1 Year 2 Years 3 Years Abstain NOTE: The proxy holders will vote, in their discretion on any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. DROPBOX, INC. Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com. DROPBOX, INC. CLASS A COMMON STOCK AND CLASS B COMMON STOCK Annual Meeting of Stockholders May 23, 2019 9:30 AM, PDT This proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Andrew W. Houston and Ajay V. Vashee, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of DROPBOX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, PDT on May 23, 2019, at 333 Brannan Street, San Francisco, CA 94107, and via the internet at www.virtualshareholdermeeting.com/DBX2019, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. E54740-P16392